UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14a

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Imperial Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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PROXY STATEMENT

IMPERIAL HOLDINGS, INC.

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Imperial Holdings, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m. (ET) on Thursday, June 5, 2014 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019, for the following purposes:

1.	To elect James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein, Gerald Hellerman and Antony Mitchell to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To vote on the approval of the issuance of common stock upon conversion of our 8.50% Senior Unsecured Convertible Notes due 2019 in excess of The New York Stock Exchange limits for share issuances without shareholder approval;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Only shareholders of record as of the close of business on April 11, 2014 will be entitled to attend and vote at the Annual Meeting and at any postponement, continuation or adjournment thereof. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy by internet, telephone, or, if you utilize the paper copy of the proxy card, by marking, signing, dating and returning your proxy card as promptly as possible, so that your shares will be represented at the Annual Meeting. If you utilize the enclosed proxy card, no postage is required if mailed in the United States. You may revoke your proxy at any time before it has been voted. This Notice, the Proxy Statement, the proxy card and the Company’s 2013 Annual Report are first being sent to shareholders on or about April 17, 2014 to the holders of the Company’s common stock as of the close of business on April 11, 2014.

By Order of the Board of Directors

Michael Altschuler
General Counsel and Secretary
April 17, 2014

IMPERIAL HOLDINGS, INC.

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 5, 2014

The Company will hold its 2014 Annual Meeting of Shareholders (the “Annual Meeting”) at 10:00 a.m. (ET) on Thursday, June 5, 2014 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019. This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the meeting, and at any continuation, postponement or adjournment of the Annual Meeting. The Notice of Meeting, this Proxy Statement, the proxy card and a copy of the Company’s 2013 Annual Report are first being sent on or about April 17, 2014 to the holders of the Company’s common stock as of the close of business on April 11, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 5, 2014

The Company’s Proxy Statement and 2013 Annual Report are available at

www.astproxyportal.com/ast/16911/

Shareholders may receive directions to attend the meeting in person by calling Mr. David Sasso at 561-672-6114 or by emailing ir@imperial.com.

ABOUT THE ANNUAL MEETING

What are the matters to be voted on at the Annual Meeting?

At the meeting, you will be entitled to vote on the following proposals:

1.	To elect James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein, Gerald Hellerman and Antony Mitchell to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To approve an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To vote on the approval of the issuance of common stock upon conversion of our 8.50% Senior Unsecured Convertible Notes due 2019 (the “Notes”) in excess of The New York Stock Exchange limits for share issuances without shareholder approval;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

How does the Board recommend that I vote?

The Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•	“FOR” the advisory resolution on the compensation of certain of the Company’s executive officers;

•	“FOR” approval of the issuance of common stock upon conversion of our Notes in excess of The New York Stock Exchange limits for share issuances without shareholder approval; and

•	“FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Who is entitled to vote?

Shareholders as of the close of business on April 11, 2014 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

At the close of business on the Record Date, we had outstanding and entitled to vote 21,362,794 shares of common stock.

What is a “broker non-vote”?

If your bank, broker or other nominee does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the election of directors, the issuance of common stock upon conversion of our Notes or the advisory vote on executive compensation.

What constitutes a quorum?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxy. A majority of the votes entitled to be cast on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast “FOR” a nominee will be counted in the election of directors. There is no cumulative voting. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Advisory Vote on Executive Compensation. The advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.

Approval of the issuance of Common Stock in excess of New York Stock Exchange Limits. The approval of the issuance of common stock upon conversion of our Notes in excess of The New York Stock Exchange limits will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of the vote.

Ratification of Auditors. The ratification of the selection of Grant Thornton LLP will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered a vote cast and therefore will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.

How are proxies being solicited?

Proxies may be solicited on behalf of our Board by mail, personally, by telephone, by facsimile or by email or other electronic transmission by directors, officers or other employees of the Company. The Company will pay the cost of soliciting proxies on its behalf. The Company may also pay brokers or nominees holding common stock of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

How do I vote my shares without attending the Annual Meeting ?

If you are a registered shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•

By Mail—By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and Telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 4, 2014 for the voting of shares held by shareholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card, and must be received by June 4, 2014. Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.

If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.

Our Board of Directors has designated our Chief Executive Officer, Antony Mitchell, and our General Counsel and Secretary, Michael Altschuler, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting as well as to speed the tabulation of votes.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via the internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.

Only the latest validly executed proxy that you submit will be counted.

How do I gain admittance to the Annual Meeting?

Only our shareholders on the Record Date will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a shareholder of record, your name will be checked against our list of shareholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares on the Record Date in order to be admitted to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you should you submit a proxy.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K within four business days following the Annual Meeting.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our General Counsel and Secretary, Michael Altschuler, toll free at 1-888-364-6775.

ITEM 1—ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board is to be comprised of a minimum of three (3) and a maximum of fifteen (15) directors, as determined from time to time in accordance with our bylaws. The Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously nominated the seven director nominees listed below for election to the Board at the Annual Meeting. All nominees currently serve as members of the Board.

Directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Director Nominees

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name	Age	Position
James Chadwick	40	Director
Michael Crow	51	Director
Andrew Dakos	48	Director
Richard Dayan	71	Director
Phillip Goldstein	69	Chairman of the Board
Gerald Hellerman	76	Director
Antony Mitchell	49	Director & Chief Executive Officer

Set forth below is a brief description of the business experience of each of our current directors and director nominees, as well as certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the directors set forth below is qualified to serve as a director.

James Chadwick

Mr. Chadwick became a member of our Board of Directors in June 2013. Mr. Chadwick is a Managing Director of the private equity firm Main Street Investment Partners, LLC and is currently a director of the Special Opportunities Fund, Inc. Since March 2009, Mr. Chadwick has also served as a Managing Director of the private equity firm Harlingwood Equity Partners LP. From January 2006-December 2008, Mr. Chadwick was the Managing Partner of Chadwick Capital Management. We believe that Mr. Chadwick is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.

Michael Crow

Mr. Crow became a member of our Board of Directors upon the consummation of our initial public offering in February of 2011. Mr. Crow is President and Chief Executive Officer of Ability Reinsurance (Bermuda) Limited, a life reinsurance company he founded in 2007 concentrating on long-term care and disability reinsurance. From June 2008 to October 2011, Mr. Crow also served as Vice President of Proverian Capital which underwrites life settlements. From June 1998 to March 2003, Mr. Crow served as Vice President and Senior Vice President at Centre Group in Hamilton, Bermuda, with respect to its life reinsurance and life settlement business and continued until May 2005 as an actuarial consultant advising Centre Group. Mr. Crow was selected to serve on our Board of Directors because of his experience in the life insurance and life settlement industry as well as his prior work as an actuarial consultant.

Andrew Dakos

Mr. Dakos became a member of our Board of Directors in August 2012. In 2001, Mr. Dakos joined what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Dakos and his business partners formed Brooklyn Capital Management, LLC, an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Dakos is currently the President and a director of Special Opportunities Fund and serves as a director of the Mexico Equity & Income Fund and Brantley Capital Corporation. He also serves as a director of UVitec Printing Ink, Inc., a privately held manufacturing company. Mr. Dakos graduated from the University of Delaware in 1988 with a BS in Business Administration, Finance concentration. On October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent “obey the law” injunction and fining Mr. Dakos and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information. In light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, Mr. Dakos and the other parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order. On January 29, 2014, the injunction and fine were removed as they were found to no longer be in the public interest. We believe that Mr. Dakos is qualified to serve on our Board of Directors because of his broad business experience.

Richard Dayan

Mr. Dayan became a member of our Board of Directors in June 2013. Mr. Dayan has served for twenty-one years as the President and owner of Cactus Trading, an importer and exporter of clothing and accessories. Mr. Dayan formerly served for fifteen years as controller for Biltmore Textiles, a major textile company. Prior to that, he was an auditor for a public accounting firm. We believe that Mr. Dayan is qualified to serve on our Board of Directors because of his financial expertise and broad business experience.

Phillip Goldstein

Mr. Goldstein became a member of our Board of Directors and its Chairman in August 2012. In December 1992, after working twenty-five years as a civil engineer for the City of New York, Phillip Goldstein co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Brooklyn Capital Management, LLC, and SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, ASA Ltd., Special Opportunities Fund, MVC Capital and Brantley Capital Corporation. Mr. Goldstein has a Bachelor of Engineering degree from the University of Southern California in 1966 and a Master of Engineering degree from C.C.N.Y in 1968. On October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent “obey the law” injunction and fining Mr. Goldstein and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information. In light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, Mr. Goldstein and the other parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order. On January 29, 2014, the injunction and fine were removed as they were found to no longer be in the public interest. We believe that Mr. Goldstein is qualified to serve on our Board of Directors because of his long and varied experience in strategic investments.

Gerald Hellerman

Mr. Hellerman became a member of our Board of Directors in August 2012. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993 until year-end 2013. Mr. Hellerman currently serves as a director and chairman of the Audit Committee for MVC Capital, Inc., as director and chief compliance officer for The Mexico Equity and Income Fund, Inc., as director and chief compliance officer for Special Opportunities Fund, Inc. and as director for Ironsides Partners Opportunity Offshore Fund Ltd. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years. Mr. Hellerman has a Bachelor of Arts, Economics, and an M.B.A., Finance concentration, from the University of Massachusetts. We believe that Mr. Hellerman is qualified to serve on our Board of Directors because of his financial expertise, broad business experience and his experience as a director of numerous other companies.

Antony Mitchell

Mr. Mitchell has served as our Chief Executive Officer since February of 2007 and prior to August 14, 2012, also served as our chairman. He has 20 years of experience in the financial industry. From 2001 to January 2007, Mr. Mitchell was Chief Operating Officer and Executive Director of Peach Holdings, Inc., a holding company which, through its subsidiaries, was a provider of specialty factoring services. Mr. Mitchell was also a co-founder of Singer Asset Finance Company, LLC (a subsidiary of Enhance Financial Services Group Inc.) in 1993, which was involved in acquiring insurance policies, structured settlements and other types of receivables. From June 2009 to November 2009, Mr. Mitchell was the Chair of the Board of Polaris Geothermal, Inc., which focuses on the generation of renewable energy projects. Since 2007, Mr. Mitchell has served as a director (being appointed Executive Chair of the Board of Directors in 2010) of Ram Power, a renewable energy company listed on the Toronto Stock Exchange. Mr. Mitchell’s qualifications to serve on our Board include his knowledge of our company and the specialty finance industry and his years of leadership at our company.

EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current executive officers who are not also directors. There are no family relationships among any of our current directors or executive officers.

Richard O’Connell, Jr.	Chief Financial Officer and Chief Credit Officer
Age: 56	Executive Officer Since: 2010

Mr. O’Connell has served as our Chief Financial Officer since April 2010 and Chief Credit Officer since January 2010. From January 2006 through December 2009, Mr. O’Connell was Chief Financial Officer of RapidAdvance, LLC, a specialty finance company. From January 2002 through September 2005 he served as Chief Operating Officer of Insurent Agency Corporation, a provider of tenant rent guaranties to apartment REITs. From March 2000 to December 2001, Mr. O’Connell acted as Securitization Consultant to the Industrial Bank of Japan. From January 1999 to January 2000, Mr. O’Connell served as president of Telomere Capital, LLC, a life settlement company. From December 1988 through 1998 he served in various senior capacities for Enhance Financial Services Group Inc., including as President and Chief Operating Officer of Singer Asset Finance Company from 1995 to 1998 and Senior Vice President and Treasurer of Enhance Financial Services Group Inc. from 1989 through 1996.

Miriam Martinez	Senior Vice President of Finance and Operations
Age: 57	Executive Officer Since: 2012

Ms. Martinez has served as our Senior Vice President of Finance and Operations since September 2010. She primarily oversees the day to day financial, accounting and human resource activities of the Company. Ms. Martinez joined the Company in September 2010 prior to our initial public offering. From the period of 2006 to February 2010, Ms. Martinez served as Regional President and Chief Financial Officer of Qimonda N.A. a U.S. subsidiary of a German memory chip manufacturer. From 2000 to 2006, Ms. Martinez was Chief Financial Officer of Infineon N.A., a U.S. subsidiary of a German-based global semiconductor company. Ms. Martinez has also held executive positions at Siemens and White Oak Semiconductor, a joint venture between Siemens and Motorola. Ms. Martinez has a Bachelor of Accounting from Pace University and a MBA from Nova University. She has also completed the Siemens Executive MBA Program with Duke University.

Michael Altschuler	General Counsel and Secretary
Age: 36	Executive Officer Since: 2012

Mr. Altschuler joined the Company in December of 2010 as Associate General Counsel and was named General Counsel in April 2011. From 2007 to 2010, Mr. Altschuler was Director & Counsel at UBS Investment Bank where he had legal responsibility for high-yield originations and bridge lending. Prior to UBS, Mr. Altschuler was associated with the law firm of Latham & Watkins LLP. Mr. Altschuler earned his juris doctor from Columbia Law School where he was a Harlan Fiske Stone Scholar.

CORPORATE GOVERNANCE

The Board of Directors

The Board is presently comprised of seven directors, six of whom have been affirmatively determined by the Board to be independent under the rules of The New York Stock Exchange (“NYSE”). The independent directors are James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein and Gerald Hellerman. Mr. Mitchell is not independent because he is the Company’s Chief Executive Officer.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established four standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Risk Oversight Committee. In addition, for portions of 2013 the Board maintained two ad hoc committees, a Special Committee and a Pricing Committee. The Special Committee was formed to oversee developments related to certain investigations and its functions have been subsumed by the Strategic Risk and Oversight Committee. The Pricing Committee was formed specifically to evaluate the fairness of the terms of a bridge financing that was provided by certain of the Company’s shareholders, including affiliates of Messrs. Dakos and Goldstein.

The Company’s bylaws require the Board to elect a Chair, who presides at the meetings of the Board. If the Chair is an employee of the Company, the Company’s bylaws require the Board to elect a Lead Director as well, who presides at executive sessions of our independent directors. Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having a non-employee director, Mr. Goldstein, as its Chair of the Board. As a result, the Board does not currently have a Lead Director. We believe our current leadership structure is the optimal structure for us at this time and recognize that different board leadership structures may be appropriate in different situations.

The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, are responsible for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

Majority Voting Policy

Directors are elected by a plurality of votes cast by shares entitled to vote at each Annual Meeting. However, our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Factors that the committee and Board will consider under this policy may include:

•	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	New York Stock Exchange listing requirements; and

•	our Corporate Governance Guidelines.

Any director who tenders his or her resignation under this policy will not participate in the committee recommendation or Board action regarding whether to accept the resignation offer. If all of the members of the Corporate Governance and Nominating Committee receive a majority withheld vote at the same election, then the independent directors who do not receive a majority withheld vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept such resignations.

Resignation Tendered In Advance

Our bylaws provide that, as a condition to being nominated to the Board or re-nominated for continued service on the Board, the director or director nominee must sign and deliver to the Board an irrevocable letter of resignation. The letter will be deemed tendered upon its acceptance by a majority of the disinterested members of the Board after a finding that, in connection with the performance of the director’s duties to the Company, the director either substantially participated in a breach of fiduciary duty arising from a material violation of a United States federal or state law or a regulation, or recklessly disregarded his or her duty to exercise reasonable oversight.

Board Committees and Meetings

The Board maintains an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Risk Oversight Committee, all of whose functions are described below. All members of the standing committees are independent directors.

The standing committees each maintain a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. These committee charters are available in their entirety on our website at www.imperial.com in the Investors Relations section, under the Corporate Governance tab.

The following table sets forth the membership of the Board’s committees at December 31, 2013:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategic Risk Oversight Committee
James Chadwick	X
Michael A. Crow	X	X	X
Andrew Dakos		CHAIR	X	X
Richard Dayan	X
Phillip Goldstein		X	CHAIR	CHAIR
Gerald Hellerman	CHAIR	X	X	X

Meetings

The Board and the standing committees met as follows during the year ended December 31, 2013:

Name	Number of Meetings
Board of Directors	16
Audit Committee	7
Compensation Committee	4
Corporate Governance and Nominating Committee	2
Strategic Risk Oversight Committee	13

The non-management directors also meet routinely in executive session in connection with regular meetings of the Board.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting of Shareholders; however, it is expected that absent compelling circumstances directors will attend. During 2013, each director attended at least 75% of the board meetings and meetings of committees on which the director served.

The Audit Committee

The Audit Committee consists of Messrs. Hellerman, Chadwick, Crow and Dayan, with Mr. Hellerman serving as chair. Our Board has determined that Messrs. Hellerman and Chadwick are audit committee financial experts as defined under the rules of the SEC, and all Audit Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and reviews the adequacy of the Audit Committee Charter on an annual basis.

The Compensation Committee

The Compensation Committee consists of Messrs. Dakos, Crow, Goldstein and Hellerman, with Mr. Dakos serving as chair. Our Board has determined that all Compensation Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Compensation Committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors.

The Compensation Committee is generally responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; (b) reviewing the adequacy of the Compensation Committee Charter on an annual basis; (c) evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives relevant to compensation; (d) reviewing the performance of the Company’s executive officers and determining and approving such executive officers’ compensation; (e) making recommendations to the Board with respect to incentive-compensation plans and equity-based plans; (f) administering the Company’s equity compensation plans, and grant awards under such plans; (g) overseeing the administration of the Company’s employee benefit plans; (h) overseeing regulatory compliance with respect to compensation matters; and (i) reviewing and approving employment or severance arrangements with senior management.

In 2014, the Compensation Committee established a subcommittee consisting of Messrs. Crow and Hellerman to consider the potential effects of Section 162(m) of the Internal Revenue Code (the “Code”) on compensation matters. For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our executive officers, please see the “Compensation Discussion and Analysis” section below.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of Messrs. Goldstein, Crow, Dakos and Hellerman, with Mr. Goldstein serving as chair.

The CGN Committee is responsible for: (a) developing and recommending corporate governance principles and procedures applicable to our board and employees; (b) recommending committee composition and assignments; (c) overseeing periodic self-evaluations by the board, its committees, individual directors and management with respect to their respective performance; (d) identifying individuals qualified to become directors; (e) recommending director nominees; (f) assisting in succession planning; (g) recommending whether incumbent directors should be nominated for re-election to our board; and (h) reviewing the adequacy of the Corporate Governance and Nominating Committee Charter on an annual basis.

The CGN Committee considered whether to engage a third party to assist in the oversight of the evaluations under the CGN Committee’s purview and, based on the Company’s present circumstances, believes that the Company and its shareholders are currently best served without engaging a third party.

The Strategic Risk Oversight Committee

The Strategic Risk Oversight Committee (the “Risk Committee”) consists of Messrs. Goldstein, Dakos and Hellerman, with Mr. Goldstein serving as chair.

The Risk Committee is responsible for: (a) reviewing actions proposed and taken by management in any areas of strategic risk as deemed appropriate by the Risk Committee; and (b) reviewing other areas of material risk as appropriate or as requested by the Board. In addition, the Risk Committee has assumed authority of any remaining matters that were once delegated to the Special Committee, which was formed in connection with an investigation of the Company by the United States Attorney for the District of New Hampshire (the “USAO Investigation”). The purpose of the Special Committee was to oversee developments relating to the USAO Investigation and any other government or private proceedings that commenced, to conduct an internal investigation of the matters relating to the USAO Investigation and oversee management’s response to the USAO Investigation. Following the Company’s entry into a non-prosecution agreement with the USAO, the Special Committee was tasked with overseeing the Company’s response to derivative demands.

Selection and Evaluation of Director Candidates

In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the CGN Committee may solicit current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The CGN Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the CGN Committee. The CGN Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations; (ii) the need to evaluate such recommendations on a case-by-case basis; and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.

Any shareholder who wishes to recommend a candidate to the CGN Committee for consideration as a director nominee should provide the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials); (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director; (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation; and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the CGN Committee and submit additional information if requested to do so. This information should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the CGN Committee to complete its review in a timely fashion.

The CGN Committee selects nominees on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experience, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork and the ability to bring unique and diverse perspectives and understandings to the Board. These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. The Board and the CGN Committee have not established a formal policy on the consideration of diversity in director candidates.

Once potential candidates are identified, the CGN Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then to be interviewed by each member of the CGN Committee, the Chair of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.

Under the Company’s bylaws, a shareholder may propose a director candidate for nomination if the shareholder delivers the proposal to the Company by the deadline set forth in the Company’s bylaws. Please see “Other Matters—Shareholder Proposals for the 2015 Annual Meeting.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.

In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Corporate Governance—Board Committees and Meetings—The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2013. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by Auditing Standards No. 16, adopted by the Public Company Accounting Oversight Board (“AS 16,”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2013 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by AS 16.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Gerald Hellerman (Chairperson)

James Chadwick

Michael Crow

Richard Dayan

Communications with the Board

Any interested party wishing to communicate with the Board, the non-management directors or a specific Board member, may do so by writing to the Board, the non-management directors or the particular Board member, and delivering the communication in person or mailing it to: Imperial Holdings, Inc., 701 Park of Commerce Boulevard, Suite 301, Boca Raton, Florida 33487, Attention: Secretary. Communications will be distributed to specific Board members as requested by the shareholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters the communication will be forwarded to the Chair of the Audit Committee unless otherwise specified. The Company will forward all such communications, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

Code of Ethics

Our Board has adopted Corporate Governance Guidelines, including a Code of Ethics for our directors, officers and employees. Copies of the Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.imperial.com in the “Investor Relations” section, under the Corporate Governance tab.

DIRECTOR COMPENSATION

Directors who are employees of the Company or its subsidiaries receive no compensation for their service on our Board of Directors. Effective as of the date of the 2013 Annual Meeting(1), our outside directors were compensated as follows:

•

Cash Compensation—(a) Directors were paid $35,000 in a cash annual retainer; (b) the Chairman of the Board received an additional $30,000 annual retainer; (c) committee chairs were paid a retainer of $30,000 for the Audit Committee, $15,000 for the Risk Committee and $5,000 for each of the committee chairs of the Compensation Committee and the Governance and Nominating Committee; (d) with the exception of the Risk Committee and the Special Committee, all members of each committee (including the committee chair) received an additional annual member retainer of $5,000 for their committee membership and the members of the Risk Committee received annual retainers of $10,000 each; (e) following their fourth meeting, regular members of the Risk Committee were paid $2,500 per meeting and the chair of the Risk Committee was paid $3,000 per meeting; and (f) regular members of the Special Committee were to be paid $2,500 per meeting and the chair of the Special Committee was to be paid $3,000 per meeting (no retainer is paid for participation on this committee).(2)

•

Equity Compensation—Directors were paid $20,000 in shares of one year vesting restricted stock. The number of shares granted to each director was determined based on the fair market value of the Company’s stock on the date prior to the 2013 Annual Meeting, and was granted in full on the date of the 2013 Annual Meeting.

With the exception of Special Committee and Risk Committee meetings, directors do not receive meeting fees or fees for executing written consents in lieu of meetings of the board of directors or its committees. All retainers are paid in quarterly installments. The Company reimburses directors for their travel and lodging expenses if they do not live in the area where a meeting is held. Directors receive no other compensation, perquisite or benefit from the Company.

The members of the ad hoc pricing committee established by the Board to consider the bridge facility described below under “Certain Relationships—Related Party Transactions Policy and Procedure—Bridge Facility” received $5,000 for their participation with an additional $5,000 paid to the committee chair. Additionally, in 2014, the Board established a separate ad hoc pricing committee to consider the convertible notes offering described below under “Certain Relationships—Related Party Transactions Policy and Procedure—Convertible Notes,” whose members received $5,000 for their participation with an additional $5,000 paid to the committee chair.

(1)	Prior to the 2013 Annual Meeting, directors received cash compensation as follows: (a) Directors were paid $40,000 in a cash annual retainer; (b) the lead director received an additional $5,000 annual retainer; (c) annual committee chair retainers were $30,000 for the Audit Committee chair and $5,000 for each of the committee chairs of the Compensation Committee and the Governance and Nominating Committee; (d) all members of the Audit Committee (including the committee chair) received an additional annual Audit Committee member retainer of $5,000 and members of other committees of the board of directors (including the committee chairs) received $2,000 for their committee membership; and (e) regular members of the Special Committee were paid $2,500 per meeting and the chair of the Special Committee was paid $3,000 per meeting (no retainer is paid for participation on this committee). Effective as of the date of the 2014 Annual Meeting, the annual cash retainer to the chair of the Compensation Committee will increase to $10,000.
(2)	No Special Committee meetings were held in 2013 following the 2013 Annual Meeting.

The table below summarizes the compensation earned by non-employee directors for the fiscal year ended December 31, 2013.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
James Chadwick	$30,000	$19,994	$49,994
Michael Crow	$62,500	$19,994	$82,494
Andrew Dakos	$89,750	$19,994	$109,744
Richard Dayan	$30,000	$19,994	$49,994
Phillip Goldstein	$122,500	$19,994	$142,494
Gerald Hellerman	$124,750	$19,994	$144,744
David Buzen*	$14,957	$—	$14,957
Robert Rosenberg*	$18,750	$—	$18,750

*	Former director.
(1)	Aggregate grant date fair values were computed in accordance with ASC 718, determined on June 5, 2013, the day before the 2013 Annual Meeting, as $6.94 share. Amounts in this column do not include April 1, 2013 grants earned for 2012 director service in the amount of $14,858, $7,673, $7,673, $12,210, $19,420 (in each case, representing the aggregate grant date fair value computed in accordance with ASC 718, determined on April 1, 2013, the date of grant, as $4.17 per share) to Messrs. Crow, Dakos, Goldstein, Hellerman and Rosenberg, respectively, that could not be granted until 2013 when the Company lifted a self-imposed black-out in connection with the USAO Investigation.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives and components of our 2013 executive compensation program for named executive officers. Our named executive officers, or NEOs for 2013 were:

•	Antony Mitchell, our chief executive officer;

•	Richard O’Connell, our chief financial officer;

•	Michael Altschuler, our general counsel and secretary; and

•	Miriam Martinez, our senior vice president of finance and operations.

Executive Summary

Beginning in late 2011 after notification of the USAO Investigation, the Compensation Committee sought to preserve the talent necessary for protecting the Company’s assets and its business operations for the term of what became a very disruptive USAO Investigation. In early 2012, the Compensation Committee’s efforts culminated with the signing of retention agreements by certain key individuals the Company believed were critical to preserving the existing value and assets of the Company through the USAO Investigation, providing potential severance as well as a minimum annual cash bonus award to our NEOs other than our chief executive officer.

In 2013, the Company achieved a number of key accomplishments, reflective of a turnaround in the Company as the Company continued to further distance itself from the USAO Investigation. Key 2013 achievements include:

•	the Company achieved profitability, with 2013 earnings of $65.3 million, or $3.08 per share;

•	the Company arranged for a 15-year, revolving credit facility to pay the premiums on the majority of its life settlement portfolio;

•

the Company extinguished the subrogation rights in policies that it had previously kept off balance sheet and successfully acquired a portfolio of wholesale life settlements, effectively tripling the size of its portfolio of life settlements and increasing book value by 53%;

•	the Company successfully negotiated the sale of its structured settlements business, allowing management to concentrate its focus on core business operations;

•	the Company settled the class and derivative litigation associated with the USAO Investigation; and

•	the market price of the Company’s common stock increased in price by 47%.

Other than the retention payments contemplated by the retention program noted above that was approved by the Compensation Committee in 2012, we compensated our named executive officers with a combination of base salary and equity awards in the form of stock options. Prior to 2013, no executive officer had received an equity award since March 2011, coincident with our initial public offering.

With the expiration of the retention arrangements at the end of 2013, it is the Committee’s intent to establish for 2014 a pay-for-performance program emphasizing executive share ownership that provides competitive rewards for executives based on effective deployment of capital and further refinement of the Company’s business model, continued improvement in expense and cash management, and resolution of remaining legal challenges and related issues.

Compensation Philosophy

The primary objective of our compensation programs and policies is to attract, retain and motivate executives whose knowledge, skills and performance are critical to our success. We believe that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular named executive officer as necessary to attain our compensation objectives. We also believe it is critical to provide executives and key employees with the opportunity to share in the ownership of the Company as a means of providing appropriate and balanced incentives for achievement.

Determination of Compensation Awards

The Compensation Committee of our Board of Directors, which we refer to as the Committee, has the primary authority to determine and approve the compensation awards available for the Company’s executive officers. During 2012, the Committee was charged with reviewing executive officer compensation policies and practices and making recommendations to the full Board of Directors to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our performance as well as the individual performance, level of expertise and experience of our NEOs, as determined by the Committee based upon the judgment of its members. In 2013, the Committee reviewed existing salary, equity, incentive and retention arrangements covering NEOs. The Company achieved profitability in 2013 and, as the Company was able to lift a self-imposed blackout in connection with the USAO Investigation, consistent with its compensation philosophy, the Committee determined that it was appropriate to award stock options to the NEOs for the first time since the options granted in connection with the Company’s initial public offering. The Committee also approved limited salary increases to three of the four NEOs. In 2013 the Committee also reviewed the existing retention program established in 2012 for 2012 and 2013, and determined that it was in the best interest of the Company to allow the program to expire effective at the end of 2013.

In making compensation determinations, the Committee considers recommendations from its independent compensation consultant, Board Advisory LLC. The Committee also considers the chief executive officer’s assessment of the performance of executive officers other than himself as well as recommendations of the chief executive officer regarding base salaries, annual bonus awards, equity-based incentive awards and other employment terms for executive officers. The Committee evaluates the performance of our executive officers annually, including the chief executive officer, based on enterprise-wide financial and non-financial results, individual achievements, leadership and other factors the Committee’s members determine to be appropriate. The chief executive officer generally attends Committee meetings, but is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of senior management may also attend meetings at the Committee’s request, for example, to provide reports and information on agenda topics. The Committee has not established a peer group for compensation purposes.

Stock Ownership Guidelines

The Company currently has not adopted formal policies requiring officers to own stock of the Company. In 2014, the Company adopted a policy whereby each non-employee director is required to own common stock or common stock equivalents, including restricted stock, at least equal in acquisition basis to, or a fair market value of, $100,000 within five years of the later of when the director joined the Board or January 16, 2014.

Use of Compensation Consultants

Since 2011, the Committee has retained Board Advisory LLC (“Board Advisory”) as its compensation consultant to provide advice and resources to help refine and execute the overall compensation strategy. Board Advisory reports directly to the Committee. The Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. In 2013, the Committee directed Board Advisory to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory also met with the Committee during the Committee’s regular meetings, in executive session (where no members of management are present), and with the Committee chair and other members of the Committee outside of the regular meetings.

Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Committee. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•

that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Compensation Elements

We compensated our NEOs for 2013 through base salary, the award of stock options, annual bonus payments as part of a Board-approved retention plan, and various broad-based benefits provided to employees generally. Our NEO compensation program also consists of annual discretionary bonus awards.

Base Salaries. Annual base salaries compensate our NEOs for performing their functional duties with us. We believe base salaries should be competitive based upon an NEO’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. The 2013 base salaries for our NEOs were either established prior to our initial public offering or set by employment contracts, in each case, prior to the establishment of the Committee. The Committee approved limited salary increases to three of the four NEOs in 2013 based on the criteria presented above. Salary adjustments subsequent to the formation of the Committee are the result of recommendations by the chief executive officer (or the Committee, in the instance of the chief executive officer’s salary) based on individual performance and leadership, as well as external pay practices identified by the Committee’s consultant. Effective January 1, 2014, Mr. Mitchell’s annual base salary was increased to $625,000. This increase was in recognition by the Committee and the Board of Mr. Mitchell’s efforts and the Company’s results over the last 24 months, as well as an expression of the Board’s confidence in Mr. Mitchell’s leadership of the Company. Prior to this increase, Mr. Mitchell’s base salary had remained unchanged since the Company’s initial public offering; Mr. Mitchell did not receive retention payments or annual bonus payments and was not otherwise subject to assurances or guarantees following the initial public offering.

Annual Discretionary Cash Bonus Compensation. For 2013, the Committee evaluated the performance of our NEOs, excluding the chief executive officer, using the Committee members’ subjective assessments of individual and enterprise-wide performance as well as the recommendations of our chief executive officer. Based on these assessments and the recommendation of our chief executive officer, in an effort to conserve cash, the Committee determined not to award discretionary cash bonuses to any of our NEOs for 2013.

Mr. O’Connell, Ms. Martinez, Mr. Altschuler and certain other key employees were paid guaranteed minimum bonus amounts for 2013 in connection with the retention arrangements entered into in 2012. The amounts received by Mr. O’Connell, Ms. Martinez and Mr. Altschuler were $250,000, $200,000 and $106,000, respectively. The Committee elected to allow the retention arrangements to expire at the end of 2013, upon payment of the retention amounts.

Under the terms of his employment agreement, the chief executive officer was not entitled to participate in the Company’s annual discretionary cash bonus program during 2013. Instead, the executive was eligible to receive a bonus equal to 0.6% of the Company’s pre-tax income for the year, up to a maximum of three times the executive’s annual base salary, if the Company attained a pre-tax annual income goal of $75,000,000. The Company did not attain this goal. Under the terms of the chief executive officer’s employment agreement, beginning in 2014, he will be able to participate in the Company’s annual discretionary bonus program.

Equity-Based Awards. The Company intends for equity-based awards to form an important component in delivering competitive compensation and balanced incentives to achieve short-term results and long-term value creation. We believe equity-based awards provide an efficient vehicle for allowing management to share in the value created for shareholders of the Company and aligning the long-term interests of management with those of our shareholders.

In June 2013, for the first time since our initial public offering, we awarded stock options to approximately 44 individuals, including each of our NEOs. The Committee expects to consider whether to award equity-based awards to NEOs in future periods based on competitive practice, individual performance, expected future contribution and other factors the Committee may determine to be appropriate.

Retirement Benefits. Retirement benefits are provided to substantially all of our salaried employees, including our NEOs, through the ability to participate in our 401(k) savings plan. We believe the retirement plan provides an important benefit to assist our employees and executives in long-term personal financial planning, improving their personal financial security and their relationship with the Company. We also believe a 401(k) plan is necessary in constructing an overall compensation program that is competitive with other employers and helps us attract prospective employees. We have historically not made any contributions or otherwise matched any employee contributions to the 401(k) plan. We do not provide any supplemental executive retirement benefits or other non-qualified deferred compensation arrangements for our executives.

Other Benefits and Executive Perquisites. We also provide certain other customary benefits to our employees, including the NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year. We do not provide executive perquisites. We do not expect to provide perquisites for executive officers in the future.

Employment Agreements and Retention Arrangements

We believe that employment agreements with executives are appropriate in many instances to ensure clarity and improve trust in the employment relationship, and to provide the Company with non-compete/non-solicitation protective covenants on the part of its executive officers. We do not have any general policies regarding the use of employment agreements. The Company expects that from time to time it may enter into employment agreements with NEOs, whether at the time of hire or thereafter. Since the formation of the Committee, the Committee has reviewed and approved all NEO employment agreements and severance agreements prior to execution.

In late 2011 and early 2012, we implemented retention arrangements for Mr. O’Connell, Mr. Altschuler and Ms. Martinez and certain other key employees, which expired at the end of 2013. The retention arrangements were approved by the Committee and were intended to retain key individuals the Company believes are critical to preserving the existing value and assets of the Company as the Company re-establishes itself following the USAO Investigation. Effective January 1, 2014, new employment agreements were entered into with Mr. O’Connell, Mr. Altschuler, Ms. Martinez and certain other key employees for an initial term of three years, with automatic one-year renewals thereafter.

The employment agreements and retention arrangements with our NEOs are discussed in more detail under “Executive Compensation—Employment Agreements.”

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation has not, historically, materially affected our compensation decisions. We have established a subcommittee and intend to review the potential effect of Section 162(m) of the Code periodically and use our judgment to authorize compensation payments that may be subject to the Section 162(m) deductibility limit when we believe such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our executive officers.

Risk Management Implications of Executive Compensation

In connection with its oversight of compensation related risks, the Committee and management annually evaluate whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The structure of our current bonus program for certain key employees is primarily contractually based, which mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. We believe our employee and executive assessment process is well aligned with creating long-term value and does not create an incentive for excessive risk taking or unusual pressure on any single operating measure.

For 2013, our chief executive officer was provided the opportunity to earn annual cash awards based on the pre-tax income of the enterprise, rather than a pure production measure. Based on this evaluation, the Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew Dakos (Chairperson)

Michael Crow

Phillip Goldstein

Gerald Hellerman

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2013

The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2011, 2012 and 2013.

	Year	Salary		Bonus		Option Awards(4)		All Other Compensation		Total
Antony Mitchell, Chief Executive Officer(1)	2013 2012 2011	$ $ $	525,000 525,000 452,308		— — —	$ $	424,284 — 597,600	$	— — 87,179	$ $ $	949,284 525,000 1,137,087

Richard O’Connell Chief Financial Officer(2)	2013 2012 2011	$ $ $	334,852 326,859 304,462	$ $ $	250,000 250,000 100,000	$ $	159,107 — 161,850		— —	$ $ $	743,959 576,859 566,312

Miriam Martinez SVP, Finance(2)(3)	2013 2012	$ $	297,047 289,961	$ $	200,000 200,000		$159,107 —		— —	$ $	656,154 489,961

Michael Altschuler General Counsel(2)(3)	2013 2012	$ $	286,245 279,419	$ $	106,000 106,000		$159,107 —		— —	$ $	551,352 385,419

(1)	Prior to our initial public offering, Mr. Mitchell provided services to the Company pursuant to a consulting arrangement with Warburg Investment Corporation (“Warburg”). The amount shown for 2011 as “All Other Compensation” represents payments made to Warburg for Mr. Mitchell’s services prior to his becoming an employee of the Company. Mr. Mitchell became a Company employee effective on the closing of our initial public offering.
(2)	The amount shown for 2012 as “Bonus” represents a minimum bonus payment to the officer pursuant to the officer’s retention agreement. Per his employment agreement, in 2011 Mr. O’Connell received a one time “success fee” upon completion of our initial public offering.
(3)	Ms. Martinez and Mr. Altschuler became executive officers of the Company in 2012.
(4)	Represents the grant date fair value of stock option awards computed in accordance with ASC 718. These amounts do not factor in an estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the fair value of the awards are set forth in Note 9 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Additional information regarding the awards is set forth below under Outstanding Equity Awards At Fiscal Year-End 2013.

2013 GRANTS OF PLAN-BASED AWARDS

The following table shows equity incentive plan awards to NEOs made or approved by the compensation committee in 2013:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Options ($/Sh)	Grant Date Fair Value of Stock Options ($)
Name	Grant Date	Threshold	Target	Maximum
Anthony Mitchell	6/6/2013	—	—	—	120,000	$6.94	424,284
Richard O’Connell	6/6/2013	—	—	—	45,000	$6.94	159,107
Miriam Martinez	6/6/2013	—	—	—	45,000	$6.94	159,107
Michael Altschuler	6/6/2013	—	—	—	45,000	$6.94	159,107

(1)	There were no annual incentive awards pursuant to Employment Agreements for the performance period that began on January 1, 2013 and ended on December 31, 2013.
(2)	Represents grants of stock options granted to each named executive under the Imperial Holdings 2010 Omnibus Incentive Plan. One-third of these options vested on the date of grant and two-thirds will vest evenly on June 6 of 2014 and 2015, respectively, subject to the NEO’s continued employment with the Company through each applicable vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

The following table shows outstanding equity awards at December 31, 2013:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Antony Mitchell	80,000	40,000	(1)	$10.75	2/6/18
	40,000	80,000	(3)	$6.94	6/6/20
Richard O’Connell	21,666	10,834	(1)	$10.75	2/6/18
	15,000	30,000	(3)	$6.94	6/6/20
Miriam Martinez	7,466	3,734	(1)	$10.75	2/6/18
	1,334	666	(2)	$10.71	3/8/18
	15,000	30,000	(3)	$6.94	6/6/20
Michael Altschuler	5,816	2,909	(1)	$10.75	2/6/18
	1,334	666	(2)	$10.71	3/8/18
	15,000	30,000	(3)	$6.94	6/6/20

(1)	The options vested in full on February 7, 2014.
(2)	The options vested in full on March 9, 2014.
(3)	The options vest in equal installments on June 6, 2014 and June 6, 2015.

2013 OPTION EXERCISES AND STOCK VESTED

The following shows the value (before applicable state and federal income taxes) of our NEOs’ stock options which were exercised, or for option awards that vested, during 2013(1):

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Options Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Antony Mitchell	—	—	80,000	0
Richard O’Connell	—	—	25,832	0
Miriam Martinez	—	—	19,400	0
Michael Altschuler	—	—	18,575	0

(1)	None of our NEOs exercised stock options during 2013.
(2)	The value realized upon vesting of option awards was determined by multiplying the number of options acquired on vesting by the closing market price of our common stock on the vesting date.

Employment Agreements

IPO Related Employment Agreements

In 2010, we entered into employment agreements with Mr. Mitchell and Mr. O’Connell, effective upon the closing of the Company’s initial public offering in 2011. These employment agreements establish key employment terms (including reporting responsibilities, base salary, target performance bonus opportunity and other benefits), provide for severance benefits in certain situations, and contain non-competition, non-solicitation and confidentiality covenants, as well as indemnification provisions. Mr. O’Connell’s agreement was replaced and superseded by a new agreement effective January 1, 2014. Ms. Martinez and Mr. Altschuler were not covered by employment agreements during fiscal 2013.

The employment agreements modified certain elements of compensation of some of our executive officers. Under his employment agreement, Mr. Mitchell’s base salary was set at $525,000, a $325,000 reduction, excluding expense reimbursements, over the aggregate 2010 fee that was paid to Mr. Mitchell’s corporation, Warburg. The reduction was in part in recognition of Mr. Mitchell’s increased incentive-based compensation opportunity. Mr. O’Connell’s base salary was initially set at $310,000 under his employment agreement, which was comparable to his salary prior to our initial public offering. In determining subsequent changes to Mr. O’Connell’s salary, as well as the salary levels of new executive officers, our chief executive officer considered the increased responsibilities in growing the Company and the work involved in transitioning it to a publicly-held company.

Mr. Mitchell’s employment agreement provides that in our 2013 fiscal year, he is entitled to receive an annual bonus equal to 0.6% of our pre-tax income for such year, provided specified thresholds are met and provided further that the maximum annual bonus payable shall not exceed three times his base salary on the last day of such year. Under his employment agreement for fiscal 2013, Mr. Mitchell was not otherwise entitled to participate in any annual bonus plan we establish for our executive officers. Beginning with fiscal 2014, Mr. Mitchell’s employment agreement contemplates that he will participate in an annual bonus plan that we establish for executive officers. Mr. O’Connell’s employment agreement provided for a one time “success fee” of $100,000, which was paid to Mr. O’Connell upon completion of our initial public offering.

Each of the employment agreements provide that if the officer’s employment is terminated for any reason other than cause, then we will pay the officer, in addition to his or her accrued base salary and other earned amounts to which the officer is otherwise entitled, a pro rata portion of the annual incentive bonus, if any, payable with respect to the year in which the termination occurs. In addition, the employment agreements provide for severance payments to our officers upon the termination of their employment by us without cause.

Mr. Mitchell’s employment agreement also provides for severance payments if he terminates his employment for good reason. Payment and benefit levels were determined based on a variety of factors including the position held by the individual receiving the termination benefits and current trends in the marketplace regarding such benefits.

Both employment agreements permit us to terminate them for “cause” if the officer (i) commits a willful, intentional or grossly negligent act having the effect of materially injuring our business, or (ii) is convicted of or pleads “no contest” to a felony involving moral turpitude, fraud, theft or dishonesty, or (iii) misappropriates or embezzles any of our or our affiliates’ property. The employment agreement for Mr. O’Connell also permits us to terminate him for cause if he: (i) fails, neglects or refuses to perform his employment duties; or (ii) commits a willful, intentional or grossly negligent act having the effect of materially injuring our reputation or interests; or (iii) violates or fails to comply with our rules, regulations or policies; or (iv) commits a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty; or (v) breaches any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant-not-to-sue or other agreement in effect with us. Mr. Mitchell’s employment agreement permits him to terminate employment for good reason if we: (i) materially diminish his base salary; or (ii) materially diminish his authority, duty or responsibilities or the authority, duties or responsibilities of the supervisor to whom he is required to report; or (iii) require him to relocate a material distance from his primary work location; or (iv) breach any our material obligations under the employment agreement.

If he becomes entitled to severance payments, Mr. Mitchell’s employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus, provided, however, that if he is terminated from employment prior to the completion of three years following the effective date of his employment agreement, then the severance payment will be equal to six times his base salary. The severance payment is payable in equal installments over a twenty-four month period. If Mr. O’Connell becomes entitled to severance payments, he will be entitled to receive continued base salary for a period equal to four months, plus one month for each complete three months of service completed with us, subject to a maximum of twelve months; this provision, however, is superseded by Mr. O’Connell’s retention arrangement during the term of that arrangement as discussed below. Each officer with an employment agreement is required to execute a release of all claims he or she may have against us as a condition to the receipt of the severance payments. Each officer with an employment agreement is subject to non-competition, confidentiality and non-solicitation covenants that expire eighteen to twenty-four months after termination of employment. Mr. Mitchell, however, is only subject to such covenants if he receives severance payments. However, with respect to Mr. Mitchell, if the severance payments are not otherwise payable, we can elect to pay such severance payments in exchange for his agreement to comply with the non-competition, confidentiality and non-solicitation covenants contained in his employment agreement.

Mr. Mitchell’s employment agreement also entitles him to reimbursement for any legal costs he incurs in enforcing his rights under the employment agreement, regardless of the outcome of such legal contest, as well as interest at the prime rate on any payments under the employment agreement that are determined to be past due, unless prohibited by law.

All of the employment agreements include a provision that allows us to reduce the employee’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, he is better off, on an after-tax basis, receiving such payments and paying the excise taxes due.

2012-2013 Retention Arrangements

In the first quarter of 2012, the Company entered into retention arrangements with Mr. O’Connell, Ms. Martinez and Mr. Altschuler. Under the terms of the retention arrangements, in the event employment would have been terminated without cause, or, in the instance of Mr. O’Connell, the officer terminated his employment with the Company for good reason, in each case, prior to December 31, 2013, the officer would have been entitled to twenty-four months’ base salary in addition to any accrued benefits. In addition, the retention arrangement provided that should the officer remain with the Company through each of 2012 and 2013, Mr. O’Connell, Ms. Martinez and Mr. Altschuler would be entitled to a minimum bonus of $250,000, $200,000 and $106,000, respectively, for each of 2012 and 2013. Except for the provisions relating to severance and other termination benefits, the terms of Mr. O’Connell’s employment agreement remained in effect during the term of the retention arrangement.

With respect to Mr. O’Connell’s retention arrangement, good reason was generally defined as any requirement that Mr. O’Connell relocate from New Jersey to the Company’s headquarters or spend more than three days per week outside of the greater New York City area. Cause was defined for purposes of Mr. O’Connell’s retention arrangement in substantially the same manner as in Mr. O’Connell’s employment agreement.

2014 Employment Agreements

Effective as of January 1, 2014, each of Mr. O’Connell, Ms. Martinez and Mr. Altschuler entered into employment agreements with the Company. Mr. O’Connell’s agreement supersedes his employment agreement discussed above. Each employment agreement has an initial term of three years with one year renewal periods thereafter unless either party to an Employment Agreement provides a non-renewal notice at least 60 days prior to the end of the applicable term. The agreements provide for an initial base salary of $335,000, $298,000 and $287,000 for Mr. O’Connell, Ms. Martinez and Mr. Altschuler, respectively, in each case, subject to upward adjustment at the discretion of the Board from time to time. Each officer is also eligible to receive a cash bonus each year with targets ranging between 40% and 80% of the officer’s base salary. In addition, each officer is entitled to otherwise participate in the Company’s long term incentive plan and any other benefit plan and perquisite programs adopted by the Company.

Each of the employment agreements provides that, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a pro-rated portion of the bonus for the year in which the officer was terminated and a severance payment equal to one year of that officer’s base salary. Following a change of control, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a lump-sum severance payment consisting of the pro-rated portion of the bonus for the year in which the officer was terminated and two-times that officer’s base salary. In either case, unless the officer is entitled to receive coverage from a new employer, the officer will be reimbursed for the cost of continuation coverage of group health insurance for a maximum of twelve months.

The employment agreements permit us to terminate the officers for “cause” if the applicable officer (i) fails, neglects, or refuses to perform the lawful employment duties related to the officer’s position or as from time to time assigned to the officer (other than due to disability); (ii) commits any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violates or fails to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) commits an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriates or embezzles any property of the Company; or (vi) breaches any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.

Each officer with an employment agreement is subject to non-competition and non-solicitation covenants that expire twelve months after termination of employment. Mr. Altschuler, however, will not be subject to the non-competition covenants to the extent they conflict with the Florida Bar Rules of Professional Conduct.

All of the employment agreements include a provision that allows us to reduce the officer’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the officer to avoid paying an excise tax under Internal Revenue Code Section 280G.

Potential Payments Upon Termination

The following table sets forth the amounts payable to our NEOs upon termination of their employment, in each case, effective at December 31, 2013.

Name	Cash Severance		Option Awards(1)	Total(2)
Termination by Company Without Cause (except in the case of death or disability):
Antony Mitchell	$3,150,000	(3)	—	$3,150,000

Richard O’Connell	$751,000	(4)	—	$751,000
Miriam Martinez	$577,501	(5)	—	$577,501
Michael Altschuler	$556,501	(5)	—	$556,501

Termination by the Executive for Good Reason:
Antony Mitchell	$3,150,000	(3)	—	$3,150,000

Richard O’Connell(4)	$751,000		—	$751,000
Miriam Martinez	$—		—	$—
Michael Altschuler	$—		—	$—

(1)	The vesting of stock options held by our NEOs would automatically accelerate in full upon a change in control or the NEO’s death. In addition, the vesting of stock options held by Mr. Mitchell would automatically accelerate in full if we terminate his employment other than for cause, his employment terminates due to his disability or he resigns for good reason. Assuming any of these triggering events occurred on December 31, 2013, based on the closing price of our common stock on December 31, 2013 of $6.54 per share, our NEOs would not have received any payments as a result of this accelerated vesting.
(2)	The employment agreements allow us to reduce the severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, the NEO is better off, on an after-tax basis, receiving such payments and paying the excise taxes due. The amounts shown assume no such reduction would occur.
(3)	If Mr. Mitchell becomes entitled to severance payments prior to the completion of three years following the effective date of his employment agreement, then the severance payments are equal to six times his base salary.
(4)	Pursuant to a retention arrangement entered into with Mr. O’Connell in February 2012, if Mr. O’Connell’s employment was terminated without cause or Mr. O’Connell terminated his employment with the Company for good reason, in each case, prior to December 31, 2013, Mr. O’Connell would have been entitled to receive 24 months’ base salary and, to the extent not previously paid, his minimum guaranteed bonus for the year preceding the year of termination. The listed amount does not include the minimum guaranteed bonus as it was paid prior to December 31, 2013.
(5)	Pursuant to a retention arrangement entered into with Ms. Martinez and Mr. Altschuler in February 2012, if the executive’s employment was terminated without cause prior to December 31, 2013, the executive would have been entitled to receive 24 months’ base salary and, to the extent not previously paid, their minimum guaranteed bonus for the year preceding the year of termination. The listed amount does not include the minimum guaranteed bonus as it was paid prior to December 31, 2013.

CERTAIN RELATIONSHIPS

Related Party Transactions Policy and Procedure

The Audit Committee has adopted a written policy for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders of the Company or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under New York Stock Exchange listing requirements.

Certain transactions are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which the sole relationship with the other company is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for Audit Committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•

in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under New York Stock Exchange listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.

Since January 1, 2012, there have been no transactions of more than $120,000 between us and any 5% or more shareholder of the Company, director or executive officer or any of their family members other than the transactions listed in this section. Prior to our initial public offering, as a private company we did not have separate procedures or criteria for approving related party transactions. However, following our initial public offering, we follow the procedures described above in reviewing related party transactions as the agreements for such transactions come up for renewal.

Bridge Facility

On March 27, 2013, a subsidiary of the Company, Greenwood Asset Portfolio, LLC (“Greenwood”), issued $45 million in aggregate principal amount of senior secured bridge notes (the “Bridge Facility”) pursuant to an indenture with Wilmington Trust Company, as indenture trustee. Notes under the Bridge Facility were sold to, among others, affiliates of Bulldog Investors, LLC.

Bulldog Investors, LLC, manages entities comprising the Company’s largest shareholder (assuming no conversion of Notes) and is affiliated with two of the Company’s directors, Andrew Dakos and Phillip Goldstein. Bulldog Investors, LLC, did not actively negotiate any of the Bridge Facility’s terms and its participation in the Bridge Facility was a condition to the purchase of notes by other investors. In addition, the Board established an ad hoc pricing committee consisting of independent and disinterested directors who considered and approved the terms of the Bridge Facility. Notes under the Bridge Facility were issued at 92% of their face amount and were pre-payable at par at any time and interest accrued at 12% per annum. The Company repaid the Bridge Facility in full on April 30, 2013 with funds from a portion of the initial draw proceeds available under its subsidiary’s revolving credit facility. Affiliates of Bulldog Investors, LLC purchased $10 million in aggregate principal amount of the notes issued under the Bridge Facility at 92% of their face amount and received $10.0 million, plus interest, when the Bridge Facility was repaid.

CTL Purchase

On April 30, 2013, OLIPP III, LLC, a subsidiary of the Company purchased all of the membership interests in CTL Holdings, LLC (“CTL”) from Monte Carlo Securities, Ltd. (“Monte Carlo”). At the time of its purchase, CTL owned a portfolio of 93 life insurance policies with an aggregate death benefit of approximately $340.0 million. In consideration for the purchase of CTL, the Company paid $7.0 million and assumed CTL’s portion of a $48.5 million release payment made to the Company’s lender protection insurance coverage insurer for the release of its subrogation rights in the policies owned by CTL and 323 policies owned by the Company. The purchase of the membership interests in CTL was treated as a related party transaction as the Company’s chief executive officer was the manager of CTL at the time of the purchase (although he did not have any ownership interest in CTL or Monte Carlo) and was, accordingly, recused from participating in the Company’s Board of Directors’ consideration and approval of the acquisition.

Senior Unsecured Convertible Notes due 2019

In February 2014, the Company issued $70.7 million in aggregate principal amount of Notes, pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Affiliates of the certain of the Company’s 5% shareholders participated in the offering of the Notes, including: Bulldog Investors, LLC, Indaba Capital Management, LLC and Nantahala Capital Management LLC. At the closing of the offering, affiliates of these shareholders purchased Notes in aggregate principal amounts of $9,243,000, $30,000,000 and $14,500,000, respectively.

As mentioned above, Bulldog Investors, LLC, manages entities comprising the Company’s largest shareholder (assuming no conversion of Notes) and is affiliated with two of the Company’s directors, Andrew Dakos and Phillip Goldstein. In connection with the offering of the Notes, the Board established an ad hoc pricing committee consisting of independent and disinterested directors who considered and approved the terms of the issuance. See “Item 3—Approval of the Issuance of Common Stock Upon Conversion of the Notes in Excess of NYSE Limits for Share Issuance Without Shareholder Approval” below.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our NEOs as disclosed in this Proxy Statement.

Our Board is committed to good corporate governance and recognizes the substantial interests that shareholders have in executive compensation matters. While the vote sought by this proposal is advisory and not binding, the Board and the Compensation Committee value the input of the Company’s shareholders, and will consider the outcome of the vote when making future executive compensation determinations.

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail as well as the detailed information provided under “Executive Compensation” beginning on page 23 of this Proxy Statement. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards its long-term goals.

We are asking our shareholders to signal their support for the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2014 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE NOTES IN EXCESS OF NYSE LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL

NYSE rules require us to seek shareholder approval if we issue shares equal to or in excess of 20% of all of our shares outstanding or 20% of the voting control of the Company. Such approval is also required if we issue shares to substantial holders of our stock in excess of 5% of all of our outstanding shares or to substantial holders of our stock who are affiliated with our officers or directors in excess of 1%.

The Notes described below will, under certain circumstances, permit us to satisfy the note obligations entirely by the issuance of shares of our Common Stock, instead of a combination of cash and shares. We may use this feature only if we obtain shareholder approval under the NYSE rules summarized above and described in more detail below (along with the more detailed terms of the notes) because of the limits set by the NYSE.

The purpose of this proposal is to seek shareholder approval for us to have the option to be able to satisfy the Notes entirely by issuance of our common stock.

Background and Summary of the Senior Unsecured Convertible Notes due 2019

In the first quarter of 2014, we closed a private offering of $70.7 million Notes. The Notes were issued pursuant to an indenture (the “Indenture”) between us and US Bank, National Association, as trustee and were sold to (i) an initial purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and were resold by the initial purchaser only to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act, and (ii) to “accredited investors,” as defined in Rule 501 under the Securities Act, in a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. The Notes are our general senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The Notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets collateralizing such indebtedness. The Notes are not guaranteed by our subsidiaries.

We will pay interest on the Notes at a rate of 8.50% per year on August 15 and February 15 of each year, beginning on August 15, 2014. The Notes mature on February 15, 2019. The initial conversion rate is 147.9290 shares per $1,000 principal amount of the Notes (equal to an initial conversion price of approximately $6.76 per share of Common Stock), subject to adjustment.

We may not redeem the Notes prior to February 15, 2017. On and after February 15, 2017, and prior to the maturity date, we may redeem for cash all, but not less than all, of the Notes if the last reported sale price of the Company’s common stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will be equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if we call the Notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate by a number of additional shares of common stock for holders who convert their notes prior to the redemption date.

The Indenture contains customary terms and covenants and events of default. If an event of default (as defined therein) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice to us and the Trustee, may declare the principal of and accrued and unpaid interest (including additional interest or premium, if any) on the Notes to be due and payable. In the case of an event of default arising out of certain bankruptcy events (as set forth in the Indenture), the principal of and accrued and unpaid interest (including additional interest or premium, if any), on the notes will automatically become due and payable.

We intend to use the net proceeds to make selective investments in the life settlement asset class, including by lending against portfolios of life insurance policies and by strategically acquiring life insurance policies in the secondary and tertiary markets. We may also use a portion of the proceeds to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital.

The foregoing is a summary of the material terms and provisions of the Notes. While we believe this summary covers the material terms and provisions of the Indenture, the foregoing description is qualified by reference to the Indenture, which was included as Exhibit 4.1 to the Current Report on Form 8-K we filed on February 19, 2014.

NYSE Shareholder Approval Requirement

Under the Company’s organizational documents, the Board of Directors of the Company had the authority to approve and consummate the issuance of the Notes. However, Section 312 of the NYSE Listed Company Manual requires that the Company obtain shareholder approval in order for (i) the Notes to be convertible into a number of shares of Common Stock that exceeds 1.0% of the number of shares of Common Stock or voting power outstanding before the issuance where those shares are issuable to a director, officer or “substantial security holder” of the Company or an affiliate of such person, (ii) the Notes to be convertible into a number of shares of Common Stock that exceeds 5% of the number of shares of Common Stock or voting power outstanding before the issuance where those shares are issuable to a substantial security holder, (iii) the Common Stock issuable upon conversion of the Notes to have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Notes, or (iv) the number of shares of Common Stock to be issued upon conversion of the Notes to be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Notes (together, the “NYSE Limits”).

NYSE Section 312.03(b) defines a “substantial security holder” as a security holder owning at least either 5.0% of the number of shares of common stock or five percent of the voting power outstanding of a company. We have several shareholders that participated in the offering of Notes that could be considered a substantial security holder under NYSE rules at the time of the offering and may be so at the time they convert their Notes. In addition, we may have shareholders that participated in the offering of Notes that will become substantial security holders at the time they convert their Notes.

Due to the restrictions of NYSE Section 312.03 and the terms of the Indenture, if the shareholders do not approve this Proposal 3, the number of shares of Common Stock that we issue upon conversion of the Notes will be subject to a “conversion share cap” (a 19.99% limit of the stock outstanding at the time of the issuance of the Notes) and noteholders will not receive shares of Common Stock representing more than their pro rata share of (i) one percent, with respect to any substantial security holder who is affiliated with one of our directors or officers, of the number of shares or voting power outstanding immediately prior to the conversion of the Notes, (ii) five percent, with respect to any other substantial security holder, of the number of shares or voting power outstanding immediately prior to the conversion of the Notes, and (iii) 19.99% in the aggregate with respect to all holders of Notes, of the number of shares of Common Stock outstanding prior to the Notes issuance. If we are not able to convert all of the Notes into shares of Common Stock, we will be obligated to pay cash upon conversion in the amount of the difference owed.

If the shareholders approve this Proposal 3, we will be permitted to issue Common Stock in full satisfaction of the conversion of Notes in excess of the NYSE Limits.

Vote Required

The vote required to approve the issuance of Common Stock upon conversion of the Notes in excess of the NYSE Limits, is the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE NOTES IN EXCESS OF NYSE LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL.

ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

If the appointment is not ratified, the Board will reconsider whether or not to retain Grant Thornton LLP. In such event, the Company may decide to retain Grant Thornton LLP or select another nationally recognized accounting firm without a vote of shareholders. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Independent Registered Public Accounting Firm Fees and Services

Grant Thornton LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2013 and 2012. Aggregate fees for professional services rendered to us by our independent registered public accounting firm are set forth below.

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees	$1,093,484	$939,502
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$23,246	—

Total	$1,116,730	$939,502

Audit Fees

The fees in this category were for professional services and expenses rendered in connection with (1) the audits of the Company’s annual financial statements, which also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements and (3) audits of the Company’s subsidiaries that are required by statute, contract or regulation.

All Other Fees

The fees in this category include all other services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issued in connection with our registration statements filed with the SEC. The fees also include audit fees for professional services rendered in connection with a review of the registration statement associated with the Company’s withdrawn rights offering.

Pre-Approval Policies and Procedures

It is our Board of Directors’ policy to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. Our Board of Directors has approved all services that our independent accountants provided to us in the past two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of April 1, 2014, by each person known by the Company to own more than 5% of our common stock, each director, nominees and each of the executive officers identified in the Summary Compensation Table and by all of its directors, nominees and executive officers as a group. The table lists the number of shares and percentage of shares beneficially owned based on 21,362,794 shares of common stock outstanding as of April 1, 2014. Except as otherwise noted, the information presented for persons known to own more than 5% of our common stock is derived from filings made by such persons with the Securities and Exchange Commission pursuant to section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class**
5% Stockholders
Indaba Capital Management, LLC(1)	2,941,401	13.1%
Bulldog Investors General Partnership(2)	2,539,967	11.8%
Nantahala Capital Management, LLC(3)	2,519,503	11.3%
Wellington Management Company, LLP(4)	1,751,997	8.2%
Discovery Capital Management, LLC(5)	1,750,000	8.2%
Freestone Capital Management, LLC(6)	1,374,079	6.4%
North Star Partners LP(7)	1,167,444	5.5%
Executive Officers, Nominees and Directors
Anthony Mitchell(8)	1,979,464	8.7%
Richard O’Connell, Jr.(9)	70,000	*
Michael Altschuler(10)	40,725	*
Miriam Martinez(11)	43,200	*
Michael Crow(12)	6,002	*
Andrew Dakos(2)(13)	2,535,246	11.8%
Philip Goldstein(2)(14)	2,570,674	11.9%
Gerald Hellerman(15)	32,809	*
James Chadwick(16)	5,181	*
Richard Dayan(17)	30,381	*
All directors and executive officers as a group (ten persons)	4,778,436	20.6%

*	Less than one percent.
**	Amounts in this column are inclusive of shares issuable upon conversion of the Notes, but do not give effect to issuances in excess of NYSE limits of issuances without shareholder approval.
(1)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2014 by Indaba Capital Management, L.P., Indaba Capital Management, L.P., Indaba Partners, LLC, Indaba Capital Fund, L.P., IC GP, LLC and Derek C. Schrier have shared voting and investment power over 1,866,902 shares. Derek C. Schrier held sole investment power as to of 6,359 shares and sole voting power as to of 6,359 shares. The business address of each of the Investment Manager and the General Partner is a Delaware limited liability company and the Fund is a Cayman Islands exempted limited partnership. The Senior Managing Member is a United States citizen. In addition, the holdings of Indaba Capital Management, LLC reflects 1,068,140 shares that currently may be issued upon conversion of the Notes purchased at the closing of our Notes offering. If our shareholders approve Proposal 3—Approval of the Issuance of Common Stock upon Conversion of the Notes in Excess of NYSE Limits for Share Issuances Without Shareholder Approval, the holdings of Indaba Capital Management, LLC would reflect a total of 4,437,870 shares that may be issued upon conversion of the Notes purchased at the closing of our Notes offering, an increase of 3,369,730 shares.
(2)

Based upon the Schedule 13D/A filed with the SEC on January 29, 2014 and Form 4s filed by Messrs. Dakos and Goldstein on April 1, 2014, Bulldog Investors, Bulldog Investors, LLC, Bulldog Investors Group of Funds, Phillip Goldstein, Andrew Dakos and Steven Samuels, who each have sole voting over 1,283,023, and sole investment power over 1,283,023 shares, respectively. The business address is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. In addition, the holdings of Bulldog Investors General Partnership reflects 213,628 shares that currently may be issued upon conversion of the Notes purchased at the closing of our Notes offering. If our shareholders approve Proposal 3—Approval of the Issuance of Common Stock upon Conversion of the Notes in Excess of NYSE Limits for Share Issuances Without Shareholder Approval, the holdings of Bulldog Investors General Partnership would reflect a total of 1,367,308 shares that may be issued upon conversion of the Notes purchased at the closing of our Notes offering, an increase of 1,153,680 shares.
(3)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2014, Nantahala Capital Management, LLC is deemed to have beneficial ownership of 1,643,776 shares of common stock, of which such entity held sole investment power as to of 1,643,776 shares and sole voting power as to of 1,643,776 shares. The business address is 19 Old Kings Highway South, Suite 200, Darien, CT 06820. In addition, the holdings of Nantahala Capital Management, LLC reflects 875,727 shares that currently may be issued upon conversion of the Notes purchased at the closing of our Notes offering. If our shareholders approve Proposal 3—Approval of the Issuance of Common Stock upon Conversion of the Notes in Excess of NYSE Limits for Share Issuances Without Shareholder Approval, the holdings of Nantahala Capital Management, LLC would reflect a total of 2,144,970 shares that may be issued upon conversion of the Notes purchased at the closing of our Notes offering, an increase of 1,269,243 shares.
(4)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2013, Wellington Management Company, LLP, in its capacity as investment adviser, is deemed to share beneficial ownership of 1,751,997 shares of common stock which are held of record by clients of Wellington Management Company LLP. The business address is 280 Congress Street, Boston, MA 02210.
(5)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2013 by Discovery Capital Management, LLC, Robert K. Citrone and Discovery Global Opportunity Master Fund, LLC have voting and investment power over 1,750,000, 1,750,000 and 1,349,600 shares, respectively. The business address is 20 Marshall Street, South Norwalk, CT 06854.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 12, 2014 by Freestone Capital Management, LLC, Freestone Investments, LLC, Freestone Capital Management, LLC and Gary Furukawa are deemed to have beneficial ownership of over 1,154,243, 1,371,079 and 1,374,079 shares, respectively. Gary Furukawa held sole investment power as to of 3,000 shares and sole voting power as to of 3,000 shares. The business address is 1918 Eighth Avenue, Ste 3400, Seattle, Washington 98101.
(7)	Based upon the Schedule 13G filed with the SEC on February 14, 2014 North Star Partners L.P., North Star Partners, L.P., North Star Partners II, L.P., PVF-AJ, LP, NS Advisors, LLC and Andrew R. Jones are deemed to have beneficial ownership of over 553,632, 371,987, 241,825, 1,167,444 and 1,167,444 shares, respectively. The business address is 274 Riverside Avenue, Westport, CT 06880.
(8)	Includes 719,334 shares of common stock, options to purchase 160,000 shares of common stock and warrants to purchase 1,060,130 shares of common stock. Also includes 40,000 shares of common stock, which will vest on June 6, 2014. Does not include options to purchase 40,000 shares of common stock, which will vest June 6, 2015, warrants to purchase 337,778 shares of common stock, which will vest on February 8, 2015, and warrants to purchase 15,599 shares of common stock, which will vest on February 15, 2015.
(9)	Includes 7,500 shares of common stock, options to purchase 47,500 shares of common stock and options to purchase 15,000 shares of common stock, which will vest in on June 6, 2014. Does not include options to purchase 15,000 shares of common stock, which will vest on June 6, 2015.
(10)	Includes options to purchase 25,725 shares of common stock and options to purchase 15,000 shares of common stock, which will vest on June 6, 2014. Does not include options to purchase 15,000 shares of common stock, which will vest on June 6, 2015.
(11)	Includes options to purchase 28,200 shares of common stock and options to purchase 15,000 shares of common stock, which will vest on June 6, 2014. Does not include options to purchase 15,000 shares of common stock, which will vest in on June 6, 2015.
(12)	Includes 3,121 shares of common stock and 2,881 shares of restricted stock, which will vest on June 6, 2014.

(13)	Includes 1,253,581 shares of common stock owned by various private investment funds, the general partners of which Mr. Dakos is a principal. Also includes 1,063,316 shares of common stock held by various accounts over which Mr. Dakos holds voting and/or investment power. Also includes 1,840 shares of common stock owned by Mr. Dakos. Also, includes 2,881 shares of restricted stock, which will vest on June 6, 2014.
(14)	Includes 1,253,581 shares of common stock owned by various private investment funds, the general partners of which Mr. Goldstein is a principal. Also includes 1,063,316 shares of common stock held by various accounts over which Mr. Goldstein holds voting and/or investment power. Also includes 37,268 shares of common stock owned directly by Mr. Goldstein. Also includes 2,881 shares of restricted stock, which will vest on June 6, 2014.
(15)	Includes 27,928 shares of common stock owned by Mr. Hellerman and 2,000 shares of common stock held by Mr. Hellerman’s spouse. Also includes 2,881 shares of restricted stock, which will vest on June 6, 2014.
(16)	Includes 2,300 shares of common stock and 2,881 shares of restricted stock, which will vest on June 6, 2014.
(17)	Includes 17,500 shares of common stock owned by Mr. Dayan,10,000 shares of common stock owned by a partnership in which Mr. Dayan is a general partner and 2,881 shares of restricted stock, which will vest on June 6, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2013, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Shareholder Proposals for the 2015 Annual Meeting

Shareholder proposals, including shareholder director nominations, intended for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 for the 2015 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 9, 2014. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s Proxy Statement. Shareholder proposals not intended for inclusion in next year’s Proxy Statement or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than December 9, 2014. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

Householding

The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2013, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, the Company will promptly deliver a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Imperial Holdings, Inc., 701 Park of Commerce Boulevard, Suite 301, Boca Raton, Florida 33487, Attention: Investor Relations or who calls our Investor Relations staff at 561-672-6114.

You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one proxy statement, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and proxy statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.

Additional Information

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, a copy of our Company’s 2014 Proxy Statement for Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2013, by written request addressed to Imperial Holdings, Inc., 701 Park of Commerce Blvd., Suite 301, Boca Raton, FL 33487, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

The reports of the Audit Committee and Compensation Committee are not soliciting material, are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate these reports by reference in another filing.

By Order of the Board of Directors

Michael Altschuler General Counsel and Secretary

Boca Raton, Florida

April 17, 2014

IMPERIAL HOLDINGS, INC. Annual Meeting of Shareholders June 5, 2014 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint Antony Mitchell and Michael Altschuler, and each or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IMPERIAL HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on June 5, 2014, at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor New York, New York 10019, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF IMPERIAL HOLDINGS, INC. June 5, 2014 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The 2013 Annual Report, Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16911/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20703030030000000000 9 060514 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote FOR the following: 1. Election of Directors: The Board of Directors recommends you vote FOR proposal 2: NOMINEES: FOR AGAINST ABSTAIN FOR ALL NOMINEES O James Chadwick 2. To vote on an advisory resolution on the 2013 compensation of O Michael Crow certain of the Company’s executive officers. WITHHOLD AUTHORITY O Andrew Dakos The Board of Directors recommends you vote FOR proposal 3: FOR ALL NOMINEES O Richard Dayan FOR AGAINST ABSTAIN O Phillip Goldstein 3. To vote on the approval of the issuance of common stock of the (See FOR ALL instructions EXCEPT below) O Gerald Hellerman Company’s 8.50% Senior Unsecured Convertible Notes due O Antony Mitchell 2019 in excess of NYSE limits for shares issuances without shareholder approval. The Board of Directors recommends you vote FOR proposal 4: FOR AGAINST ABSTAIN 4. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” The undersigned acknowledges receipt from the Company before the execution of and fill in the circle next to each nominee you wish to withhold, as shown here: this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2013 Annual Report to Shareholders. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.